Exhibit    99.1

Press Release

For More Information, Call:

GAYLA J. DELLY

CHIEF FINANCIAL OFFICER                                                                                                                             December 20, 2006

(979) 849-6550

FOR IMMEDIATE RELEASE

PEMSTAR SHAREHOLDERS APPROVE MERGER

WITH BENCHMARK ELECTRONICS

ANGLETON, TX, DECEMBER 20, 2006 — Benchmark Electronics, Inc. (NYSE: BHE), a leading contract manufacturing provider, announced that Pemstar Inc. (Nasdaq: PMTR) shareholders approved the adoption of the Agreement and Plan of Merger entered into with Benchmark Electronics and Autobahn Acquisition Corp., a wholly owned subsidiary of Benchmark, dated October 16, 2006, at a special meeting of shareholders held today at Pemstar’s headquarters in Rochester, Minnesota.

According to the terms of the merger agreement, each outstanding share of Pemstar common stock will be converted into the right to receive 0.160 of a share of Benchmark common stock, with resulting fractional shares to be paid for in cash at market on the closing date. The transaction is expected to close in the first week of January 2007, at which point Pemstar will cease to be a publicly traded company. As soon as practicable after closing, each former holder of record of shares of Pemstar common stock will receive a transmittal letter which will contain instructions for obtaining the merger consideration, including the shares of Benchmark common stock and cash for any fractional shares of Benchmark common stock, in exchange for shares of Pemstar common stock.

Benchmark Electronics, Inc. is in the business of manufacturing electronics and provides its services to original equipment manufacturers of computers and related products for business enterprises, medical devices, industrial control equipment, testing and instrumentation products, and telecommunication equipment. Benchmark’s global operations include facilities in seven countries. Benchmark’s common shares trade on the New York Stock Exchange under the symbol BHE. More information about Benchmark can be found at www.bench.com.

Forward-Looking Statements

This news release contains certain forward-looking statements within the scope of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “expect,” “estimate,” “anticipate,” “predict,” and similar expressions, and the negatives of such expressions, are intended to identify forward-looking statements. Although Benchmark and Pemstar believe that these statements are based upon reasonable assumptions, such statements involve risks, uncertainties and assumptions, including but not limited to industry and economic conditions, customer actions and the other factors discussed in Benchmark’s Form 10-K for the year ended December 31, 2005, Pemstar’s Form 10-K for the fiscal year ended March 31, 2006, and Benchmark’s and Pemstar’s other filings with the Securities and Exchange Commission (the “SEC”). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

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